CERTIFICATE OF INCORPORATION

Of

AEROFLEX PROPERTIES CORP.

Under Section 402 of the Business Corporation Law

THE UNDERSIGNED, being over the age of eighteen years, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, does hereby certify

FIRST. The name of the corporation is

AEROFLEX PROPERTIES CORP.

SECOND. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body.

The corporation, in addition to and in furtherance of the corporate purposes above set forth, shall have the powers enumerated in Section 202 of the Business Corporation Law or any statute of the State of New York.

THIRD. The office of the corporation is to be located in the County of Nassau, State of New York.

FOURTH. The aggregate number of shares which the corporation shall have the authority to issue is TWO HUNDRED (200) shares, without par value.

FIFTH. The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation is: c/o Aeroflex Incorporated, 35 South Service Road, Plainview, New York 11803.

IN WITNESS WHEREOF, this certificate has been subscribed this 22nd day of July, 1998, by the undersigned, who affirms that the statements made herein are true under penalties of perjury.

/s/ Karen Mohan
Karen Mohan
Sole Incorporator
100 Jericho Quadrangle
Jericho, New York 11753